Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (filed in February 2008) of Rio Vista Energy Partners L.P. of our report dated April 3, 2009, which appears on page 68 of this annual report on Form 10-K for the year ended December 31, 2008.

/s/ BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
April 14, 2009